DAVIS POLK & WARDWELL
1300 I STREET, N.W. WASHINGTON, D.C. 20005 1600 EL CAMINO REAL MENLO PARK, CA 94025	450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800 WRITER’S DIRECT	MESSETURM 60308 FRANKFURT AM MAIN MARQUÉS DE LA ENSENADA, 2 28004 MADRID

99 GRESHAM STREET LONDON EC2V 7NG		1-6-1 ROPPONGI MINATO-KU, TOKYO 106-6033

15, AVENUE MATIGNON 75008 PARIS		3A CHATER ROAD HONG KONG

Exhibit 5.1.4

July 13, 2005

Tekni-Plex, Inc.
260 Denton Tap Road
Coppell, Texas 75019

Ladies and Gentlemen:

     We have acted as special counsel to Tekni-Plex, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 8¾% Senior Secured Exchange Notes Due 2013 (the “New Securities”) for any and all of its outstanding 8¾% Senior Secured Notes Due 2013 (the “Old Securities”). The New Securities will be guaranteed (the “Guarantees”) by the Company’s domestic subsidiaries listed on Schedule A attached hereto (each, a “Guarantor”) in accordance with the provisions of the Indenture dated as of November 21, 2003 among the Company, the Guarantors and HSBC Bank USA, National Association as trustee (the “Indenture”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

     1.     The New Securities, when duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general principles of equity.

Tekni-Plex, Inc.	-2-	July 13, 2005

     2.     When the New Securities are duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, the Guarantee of each Guarantor will be a valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general principles of equity.

     In rendering our opinions above:

     1.     We express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the transactions contemplated by the Exchange Offer and in particular we note the disclosure relating to fraudulent conveyance in the Prospectus contained in the Registration Statement.

2.     We have been advised by the Company that its subsidiary Distributors Recycling, Inc. began dissolution proceedings on July 9, 2004. At such time as the process of dissolution is complete, the Guarantee issued by Distributors Recycling, Inc. will no longer be in effect.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the laws of the State of New York and the federal laws of the United States of America. Please note that one of the Guarantors, Distributors Recycling, Inc., is a New Jersey corporation. We have relied as to all matters involving New Jersey law on the opinion of Pitney Hardin LLP.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Legal Matters” in the Prospectus contained in such Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell

Davis Polk & Wardwell

Tekni-Plex, Inc.	-3-	July 13, 2005

Schedule A
Name	State or Other Jurisdiction of Incorporation or Organization

PureTec Corporation	Delaware
Plastic Specialties and Technologies, Inc.	Delaware
Plastic Specialties and Technologies Investments, Inc.	Delaware
Burlington Resins, Inc.	Delaware
Distributors Recycling, Inc. [1]	New Jersey
Tri-Seal Holdings, Inc.	Delaware
Natvar Holdings, Inc.	Delaware
TPI Acquisition Subsidiary, Inc.	Delaware
TP-ELM Acquisition Subsidiary, Inc.	Delaware

     1 Distributors Recycling, Inc. began dissolution proceedings on July 9, 2004. Once the process of dissolution is complete, the Guarantee issued by Distributors Recycling, Inc. will no longer be in effect.